UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 21, 2007
Wyndham Worldwide Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-32876 (Commission File No.)	20-0052541 (I.R.S. Employer Identification Number)

Seven Sylvan Way Parsippany, NJ (Address of Principal Executive Office)		07054 (Zip Code)
Registrant’s Telephone Number, Including Area Code: (973) 753-6000
None
(Former Name or Former Address if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.
SIGNATURE

ITEM 8.01. Other Events.
     On December 21, 2007, Cendant Corporation (currently known as Avis Budget Group, Inc.) (“Cendant”) and other parties entered into a settlement agreement with Ernst & Young LLP (“Ernst & Young”) to settle all claims between the parties arising out of In Re Cendant Corporation Litigation, Master File No. 98-1664 (WHW) (D.N.J.)(the “Securities Action”). Under the settlement agreement, Ernst & Young has agreed to pay an aggregate of $298.5 million to settle all claims between the parties.
     After satisfying obligations to various parties, including the plaintiff class members in the Securities Action and in the PRIDES securities class action and certain officers and directors of HFS Incorporated, Cendant will receive approximately $128 million of net proceeds under the settlement agreement. Cendant is required to distribute all of those net proceeds to Realogy Corporation (“Realogy”) and Wyndham Worldwide Corporation (“Wyndham Worldwide”) in the following respective amounts: approximately $80 million (or 62.5% of such net amount) and approximately $48 million (or 37.5% of such net amount), in accordance with the terms of the Separation and Distribution Agreement dated as of July 27, 2006, among Cendant, Realogy, Wyndham Worldwide and Travelport (the “Separation Agreement”). Pursuant to the Separation Agreement, Realogy and Wyndham Worldwide approved the terms of, and authorized Cendant to execute, the settlement agreement.
     As a result of the foregoing, Wyndham Worldwide expects to realize a net after tax gain of approximately $29 million in the quarter in which the proceeds are received. Wyndham Worldwide currently expects the proceeds to be received in 2007. The gain will be recorded as part of separation and related costs and legacy matters.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNDHAM WORLDWIDE CORPORATION
Date: December 21, 2007	By:	/s/ Virginia M. Wilson
Virginia M. Wilson
Chief Financial Officer